Exhibit 99.1

Amarin Reports Preliminary 2015 Net Product Sales and Provides 2016 Revenue and Business Outlook

2015 Net Product Revenue Estimated to be Approximately $26.0 million for the Fourth Quarter and $80 Million for the Full Year, Exceeding Prior Guidance

Anticipate Full-Year 2016 Net Product Revenues Between $105 million and $120 million, Commercial Operations Positioned to be Cash Flow Positive Entering 2017

BEDMINSTER, N.J., and DUBLIN, Ireland, January 11, 2016 — Amarin Corporation plc (NASDAQ: AMRN), today provided a business update, including preliminary unaudited fourth quarter and full year 2015 revenue and 2016 revenue outlook. Amarin plans to discuss these results and expectations for the coming year with investors in conjunction with the 34th Annual J.P. Morgan Healthcare Conference in San Francisco, California.

Preliminary (Unaudited) 2015 Revenue and Year-end Cash Results

Fourth quarter 2015: Net product revenue estimated to be approximately $26.0 million, which represents growth of approximately:

•	58% over fourth quarter 2014;

•	22% sequentially over third quarter 2015; and

•	8% over the upper range of Amarin’s prior guidance.

Full-Year 2015: Net product revenue is expected to be approximately $80.0 million reflecting growth of approximately:

•	48% compared to 2014; 50% growth compared to 2014 including licensing revenue.

Cash: Cash and cash equivalents at December 31, 2015 were approximately $107.0 million compared to $119.5 million at year-end 2014.

Additional 2015 Operational Progress

REDUCE-IT: Enrollment reached approximately 7,900 patients as of December 31, 2015, representing 99% of the patients targeted for enrollment in this prospective cardiovascular outcomes study, the first such study ever conducted to evaluate the effect of treating patients who despite statin therapy have elevated triglyceride levels and the first cardiovascular outcomes study to test a high, 4-gram per day dose of a pure-EPA omega-3 prescription product.

“Amarin made substantial progress in its commercial growth and outcomes study in 2015, including obtaining the authority to significantly expand the scope of information we can use to promote Vascepa® (icosapent ethyl) capsules. We intend to build on this progress in 2016 by continuing to educate healthcare professionals regarding the efficacy and safety of Vascepa, growing revenues and executing on our cardiovascular outcomes study,” commented John F. Thero, President and Chief Executive Officer.

2016 Objectives and Financial Outlook

Commercial Operations: Amarin is intently focused on growing revenue in 2016 and anticipates being able to further increase Vascepa product revenues through productivity improvements without expanding its sales force. The company expects total net product revenue (excluding licensing revenue) of between $105 and $120 million in 2016, which is expected to position Amarin to enter 2017 cash flow positive from commercial operations, excluding REDUCE-IT and other research and development (R&D) expenses not required to sustain current commercial operations.

Revenue growth in 2016 is expected to remain variable from quarter to quarter. In particular, as experienced in each of the past two years, revenues in the first quarter of 2016 are expected to be impacted by seasonal factors such as the effect of new year insurance deductibles on consumer behavior regarding prescription refills, particularly for therapies treating asymptomatic, chronic conditions, such as Vascepa.

REDUCE-IT: The continued progression of REDUCE-IT in a cost-effective manner is a key priority for Amarin heading into 2016. The timing of cumulative primary cardiovascular events in this study continues to track to prior estimates supporting onset of the predefined target (1,612th) cumulative event in 2017 and publication of results in 2018.

Based on historical event rates in the study, Amarin expects to attain 60% of the target aggregate number of cardiovascular events during the first half of 2016, triggering a pre-specified interim review by the independent data monitoring committee (DMC) of the trial’s efficacy and safety results. After the 60% target has been achieved, additional time is required by the contract research organizations to finish collecting and preparing data for transfer to and analysis by the DMC. As is typical for large-scale, multi-national studies, this process is expected to take several months. Also as is typical for outcomes studies and based on the design of REDUCE-IT, management continues to expect that the study will run to completion rather than being stopped early for overwhelming efficacy at the interim look. Amarin will remain blinded to the interim and ongoing results throughout the study.

The company anticipates that R&D expenses, excluding non-cash costs in 2016 will remain relatively consistent with 2015 levels with the majority of such spending devoted to the ongoing REDUCE-IT trial.

Amarin plans to provide further details regarding its 2015 results and 2016 outlook in connection with the publication of its 2015 audited financial results in late February.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes commitment to an ongoing outcomes study. Amarin’s first product, Vascepa® (icosapent ethyl) capsules, is a highly pure EPA omega-3 prescription product. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) capsules

VASCEPA® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	VASCEPA (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of VASCEPA on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for VASCEPA

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence > 2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction > 3% and greater than placebo.

•	Patients receiving treatment with VASCEPA and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.

•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.

•	Patients should be advised to swallow VASCEPA capsules whole; not to break open, crush, dissolve, or chew VASCEPA.

•	Adverse events and product complaints may be reported by calling

1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa; expectations regarding Vascepa sales and resulting revenue amounts for the fourth quarter of 2015 and for the years ended December 31, 2015 and 2016; expectations related to Amarin’s 2016 financial outlook and potentially entering 2017 as cash flow positive from commercial operations; including expectations for continued enrollment, event rates, interim data review and results announcements in Amarin’s REDUCE-IT cardiovascular outcomes study; expectations regarding the continued effect and scope of the court-expanded ability to promote Vascepa and to educate healthcare professionals regarding the efficacy and safety of Vascepa; expectations related to the interim and final outcome of the REDUCE-IT study and the successful completion of the REDUCE-IT study; statements regarding quarterly changes and seasonal effects on Vascepa sales; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; the risk that regulatory reviews may impact the current design of the REDUCE-IT study or cause a change in strategic direction with respect to continuation of the study; the risk that future litigation, court decisions and interpretation and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; the risk associated with pending litigation; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com /investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Investor Relations:

Kathryn McNeil

Investor Relations and Corporate Communications

Amarin Corporation

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com

Source: Amarin Corp. Plc

Media Inquiries:

Lee Davies

Makovsky

In U.S.: +1 (212) 508-9651

ldavies@makovsky.com